Exhibit 10(h)(vii)
AMENDMENT NUMBER SIX
TO THE
HARRIS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Supplemental Executive Retirement Plan, as amended and restated effective March 1, 2003 (the “Plan”);
WHEREAS, pursuant to Section 8.1 of the Plan, the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) has the authority to adopt non-material amendments to the Plan;
WHEREAS, the Corporation, Leopard Merger Sub Inc. and L3 Technologies, Inc. have entered into that certain Agreement and Plan of Merger dated as of October 12, 2018 (the “L3 Merger Agreement”) pursuant to which L3 Technologies, Inc. shall become a wholly-owned subsidiary of the Corporation and the Corporation shall be renamed L3Harris Technologies, Inc.;
WHEREAS, the Employee Benefits Committee desires to amend the Plan (i) to reflect the transactions contemplated in the L3 Merger Agreement; (ii) to provide that the Plan’s limitations on amendment following a Change in Control shall not apply to the Change in Control that will result from the consummation of the merger contemplated by the L3 Merger Agreement; (iii) to reflect updates to the charters of the Corporation’s Management Development and Compensation Committee, Employee Benefits Committee and Investment Committee and (iv) to clarify the Plan’s default deemed investment; and
WHEREAS, the Employee Benefits Committee has determined that the above-described amendments are non-material.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of the Closing Date (as defined in the L3 Merger Agreement), or as of such other date set forth herein, as follows:

1.    Effective as of the date hereof, Section 2.3, “Committee,” hereby is amended to delete therefrom the phrase “, the members of which are appointed by the Management Development and Compensation Committee of the Board”.
2.    Section 2.5, “Compensation Committee,” hereby is amended to delete therefrom the phrase “Management Development and”.
3.    Section 2.6, “Corporation,” hereby is amended to read as follows:
Corporation – means L3Harris Technologies, Inc., a Delaware corporation, or any successor thereto.
4.    Effective as of the date hereof, Section 2.9, “Investment Committee,” hereby is amended to replace the phrase “Investment Committee – Employee Benefits Plans of the Company” set forth therein with the phrase “Investment Committee of the Corporation”.
5.    Section 5.2(b), “Harris Stock,” hereby is amended in its entirety to read as follows:
(b) L3 Harris Stock. If the L3 Harris Stock Fund is designated by the Investment Committee as an investment fund hereunder, and except as otherwise determined by the Investment Committee, (i) a Participant may not elect a deemed investment in the L3 Harris Stock Fund of more than 20% of the deferrals newly made on his or her behalf under the SERP and (ii) a Participant may not, pursuant to a change in an investment election, cause more than 20% of the Participant’s Account to be deemed to be invested in the L3 Harris Stock Fund. If a Participant who is a director or officer of the Corporation within the meaning of Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended, elects to have his or her Account credited with earnings and losses experienced by the L3 Harris Stock Fund (if an available investment fund hereunder), then, unless otherwise directed by the Investment Committee with respect to all such directors and officers, such an election with respect to amounts credited during any calendar quarter to such Participant’s Account shall be an election to have the amounts deemed to be invested in the Stable Value Fund (or such other investment fund designated by the Investment Committee from time to time) until the first day of the following calendar quarter and on such day shall be an election to have the amounts deemed to be invested in the L3 Harris Stock Fund.
6.    Effective as of the date hereof, Section 5.2(c), “Investment Elections to Remain in Effect,” hereby is amended to replace the phrase “the Balanced Fund” set forth therein with the phrase “an age-appropriate LifeCycle Fund (or such other investment fund designated by the Investment Committee from time to time)”.
7.    Effective as of the date hereof, Section 6.7, “Change in Control,” hereby is amended to replace the final sentence thereof with the following two new sentences:
The provisions of this Section 6.7 may not be amended on or after the date of a Change in Control without the written consent of a majority of those individuals with an Account balance under the SERP on the date of the Change in Control; provided, however, that this restriction on amendment shall not apply to a Change in Control that is an L3 Change in Control. An L3 Change in Control means a Change in Control that occurs as a result of the consummation of the merger contemplated by that certain Agreement and Plan of Merger, dated as of October 12, 2018, by and among L3 Technologies, Inc., a Delaware corporation, the Corporation, and Leopard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation, as amended from time to time.

8.    The first sentence of Section 8.1, “Amendment and Termination,” hereby is amended to read as follows:
Subject to Section 6.7, (i) at any time the Compensation Committee may terminate the SERP (in its entirety or in part), and (ii) at any time the Committee may adopt amendments to the SERP.

FURTHER RESOLVED, that items 2, 3, 5 and 8 of this Amendment Number Six hereby are contingent upon the occurrence of the Closing (as defined in the L3 Merger Agreement), and shall be void and of no effect in the event that such Closing does not occur.
APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 20th day of June, 2019.
/s/ James P. Girard
James P. Girard, Chairperson